SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material under Rule 14a-12

Manager Directed Portfolios
(Name of Registrant as Specified in Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 29, 2020
Dear Shareholder:
The Board of Trustees (the “Board”) of Manager Directed Portfolios (the “Trust”), a registered management investment company organized as a Delaware statutory trust, previously called a special meeting of shareholders (the “Special Meeting”) of the Hood River Small-Cap Growth Fund (the “Fund) for the purpose of considering the following proposal.

•	To approve an investment advisory agreement between Hood River Capital Management LLC (the “Adviser”) and the Trust, on behalf of the Fund (the “New Investment Advisory Agreement”).
As described in the Fund’s proxy statement dated March 11, 2020, shareholders are being asked to vote to approve the New Investment Advisory Agreement due to a change in the equity ownership of the Adviser. Robert C. Marvin, a greater than 25% owner of the Adviser, is expected to retire on or about April 30, 2020 and his shares will be reallocated by the Adviser upon his retirement. The change in ownership of the Adviser constitutes a change in control of the Adviser that will trigger the automatic termination of the existing investment advisory agreement between the Trust, on behalf of the Fund, and the Adviser. The Fund needs shareholder approval of the New Investment Advisory Agreement to retain the Adviser as the Fund’s investment adviser on a permanent basis.
The Fund did not obtain the required votes to achieve quorum at the Special Meeting and to approve New Investment Advisory Agreement. Accordingly, the Special Meeting originally scheduled for April 27, 2020 has been adjourned to May 20, 2020.
As of April 27, 2020, the vote is as follows: 37.18% of outstanding voting securities entitled to vote are represented by proxy, and of those shares voted, 97.57% have voted in favor of the proposal to approve the New Investment Advisory Agreement.
Because the change in control of the Adviser is expected to take place on or about April 30, 2020, prior to obtaining shareholder approval of the New Investment Advisory Agreement at the adjourned Special Meeting, the Board met on April 29, 2020 and determined it was in the best interests of the Fund to re-engage the Adviser on an interim basis in order to avoid disruption of the Fund’s investment management program. The Board unanimously approved an interim agreement between the Adviser and the Trust, on behalf of the Fund, in accordance with Rule 15a-4 under the Investment Company Act of 1940, as amended (the “1940 Act”). The interim agreement will become effective upon the consummation of the change in control of the Adviser. Under the interim agreement, and pursuant to the requirements of the 1940 Act, the Adviser is permitted to serve as interim investment adviser to the Fund until shareholders approve the New Investment Advisory Agreement or 150 days from the effective date of interim agreement, whichever is sooner.
Assuming that shareholders approve the New Investment Advisory Agreement at the adjourned special meeting, the Fund anticipates that the effective date of the New Investment Advisory Agreement will be on or about May 21, 2020.
The Board has unanimously approved the New Investment Advisory Agreement. The Board unanimously recommends that you vote FOR the proposal.
It is very important that we receive your vote before May 20, 2020.
For more information, please refer to the proxy statement, which can be found at https://vote.proxyonline.com/hoodriver/docs/smallcapgrowth.pdf.  If you have any proxy related questions, or would like to cast your proxy vote by phone, please call (877) 732-3621 for assistance. Representatives are available Monday through Friday 9 a.m. to 10 p.m. Eastern Time.
By Order of the Board of Trustees:

/s/ Alyssa M. Bernard
Alyssa M. Bernard
Secretary, Manager Directed Portfolios